Exhibit 4.15

GUARANTEE

The Guarantor listed below (hereinafter referred to as the “Guarantor,” which term includes any successors or assigns under the Indenture, dated July 22, 2022 (herein called the “Base Indenture”), as supplemented by Supplemental Indenture No. 3 dated as of July 22, 2022 (“Third Supplemental Indenture” and together, the “Indenture”), among the Guarantor, the Issuer (as defined below) and U.S. Bank Trust Company, National Association, as trustee), has irrevocably and unconditionally guaranteed on a senior basis the Guarantee Obligations (as defined in Section 15.01 of the Third Supplemental Indenture), which include (i) the due and punctual payment of the principal of, premium, if any, and interest on the 2.400% Senior Notes due 2030 (the “Notes”) of Healthcare Realty Holdings, L.P., a Delaware limited partnership (f/k/a Healthcare Trust of America Holdings, LP, a Delaware limited partnership) (the “Issuer”), whether at maturity, by acceleration, call for redemption or otherwise, the due and punctual payment of interest on the overdue principal and premium, if any, and (to the extent permitted by law) interest on any interest on the Notes, and the due and punctual performance of all other obligations of the Issuer, to the Holders of the Notes or the Trustee all in accordance with the terms set forth in Article 15 of the Third Supplemental Indenture, and (ii) in case of any extension of time of payment or renewal of any Notes or any such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration, call for redemption or otherwise.

The obligations of the Guarantor to the Holders of the Notes and to the Trustee pursuant to this Guarantee and the Third Supplemental Indenture are expressly set forth in Article 15 of the Third Supplemental Indenture and reference is hereby made to such Third Supplemental Indenture for the precise terms of this Guarantee.

No past, present or future director, officer, employee, incorporator or stockholder (direct or indirect) of the Guarantor (or any such successor entity), as such, shall have any liability for any obligations of the Guarantor under this Guarantee or the Third Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, the benefit of discussion, protest or notice with respect to the Notes and all demands whatsoever.

This is a continuing Guarantee and shall remain in full force and effect and shall be binding upon the Guarantor and its successors and assigns until full and final payment of all of the Issuer’s obligations under the Notes and Indenture or until legally discharged in accordance with the Third Supplemental Indenture and shall inure to the benefit of the successors and assigns of the Trustee and the Holders of the Notes, and, in the event of any transfer or assignment of rights by any Holder of the Notes or the Trustee, the rights and privileges herein conferred upon that party shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. This is a Guarantee of payment and performance and not of collectability.

This Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Note upon which this Guarantee is noted shall have been signed, in the name and on behalf of the Trustee under the Third Supplemental Indenture, manually by one of the authorized officers of the Trustee under the Indenture.

The obligations of the Guarantor under this Guarantee shall be limited to the extent necessary to insure that it does not constitute a fraudulent conveyance under applicable law.

THE TERMS OF ARTICLE 15 OF THE INDENTURE ARE INCORPORATED HEREIN BY REFERENCE.

Capitalized terms used herein have the same meanings given in the Third Supplemental Indenture unless otherwise indicated.

IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Dated: July 22, 2022

HEALTHCARE REALTY TRUST INCORPORATED

By:	/s/ J. Christopher Douglas
Name: J. Christopher Douglas
Title: Chief Financial Officer